A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 22, 2011 with respect to the balance sheets of Thunder Mountain Gold, Inc. as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report is incorporated by reference into the Registration Statement on Form S-1 under the Securities Act of 1933 dated on or about April 22, 2011. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
April 22, 2011